As filed with the Securities and Exchange Commission on May 11, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAVARA INC.

(Exact name of Registrant as specified in its charter)

Delaware	84-1318182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

900 S. Capital of Texas Highway Suite 150 Austin, TX	78746
(Address of principal executive offices)	(Zip code)

SAVARA INC. STOCK OPTION PLAN

(Full title of the plan)

Robert Neville

Chief Executive Officer

Savara Inc.

900 S. Capital of Texas Highway, Suite 150

Austin, TX 78746

(Name and address of agent for service)

(512) 961-1891

(Telephone number, including area code, of agent for service)

Copies to:

J. Robert Suffoletta, Esq.

Wilson Sonsini Goodrich & Rosati, Professional Corporation

900 S. Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, TX 78746

(512) 338-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2(B) of the Securities Act   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (par value $0.001) reserved for issuance under the Savara Inc. Stock Option Plan	1,715,026 (2)	$5.78(3)	$9,912,850.28	$1,148.90(4)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of Common Stock of Savara Inc. (the “Registrant”) that become issuable under the Savara Inc. Stock Option Plan (the “Stock Option Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2)	Pursuant to the Agreement and Plan of Merger and Reorganization dated as of January 6, 2017 (the “Merger Agreement”) by and among Savara Inc., Mast Therapeutics, Inc. and Victoria Merger Corp., upon the closing of the transaction contemplated by the Merger Agreement on April 27, 2017 (the “Merger”), (i) the Registrant changed its name to Savara Inc. and (ii) the Registrant assumed certain outstanding options and restricted stock under the Stock Option Plan (“Assumed Awards”) and such Assumed Awards were automatically converted into awards in respect of shares of the Registrant’s common stock, subject to appropriate adjustments to the number of shares issuable pursuant to such Assumed Awards as provided in the Merger Agreement.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act. The proposed maximum offering price of $5.78 per share is based on the average of the reported high and low sales prices for the Registrant’s common stock as reported by the Nasdaq Stock Market LLC on May 5, 2017.
(4)	The amount of the registration fee is calculated pursuant to Section 6(b) of the Securities Act, which currently provides that the filing fee rate shall be “$115.90 per $1 million” of the maximum aggregate price at which such securities are proposed to be offered. The Registration Fee is therefore calculated by multiplying the Proposed Maximum Aggregate Offering Price by 0.0001159.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registration Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written or oral request to: Savara Inc., Attn: Chief Financial Officer, 900 S. Capital of Texas Highway, Suite 150, Austin, Texas, 78746, Tel: (512) 961-1891.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission (other than information in a report on Form 8-K that is furnished and not filed pursuant to Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information):

(i) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on March 6, 2017, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(ii) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Commission on May 9, 2017, pursuant to Section 13 of the 1934 Act;

(iii) Each of the Registrant’s Current Reports on Form 8-K, filed with the Commission pursuant to Section 13 of the 1934 Act on January 9, 2017, January 23, 2017, January 26, 2017, March 6, 2017, March 16, 2017, March 28, 2017, April 10, 2017, April 11, 2017, April 17, 2017, April 20, 2017, April 21, 2017, April 25, 2017, April 27, 2017, April 28, 2017, May 1, 2017, May 3, 2017 and May 9, 2017; and

(iv) The description of the Registrant’s Common Stock included in the Registrant’s Registration Statement on Form 8-A filed on April 27, 2017, including any amendment or report updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant’s amended and restated certificate of incorporation (the “Certificate of Incorporation”), provides that, to the fullest extent permitted by the Delaware General Corporation Law, (1) a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, and (2) the Registrant shall indemnify any director or officer made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact of such person’s current or prior service as a director or officer of the Registrant, any predecessor of the Registrant or any other enterprise per the Registrant’s or any predecessor to the Registrant’s request.

The Registrant’s amended and restated bylaws, as amended (the “Bylaws”), provide that (a) the Registrant shall indemnify its directors and officers to the maximum extent and in the manner permitted by the Delaware General Corporation Law against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes, settlements and other amounts actually and reasonably incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was an agent of the corporation, subject to certain limited exceptions, (b) the Registrant shall advance expenses incurred by any director or officer prior to the final disposition of any proceeding to which the director or officer was or is or is threatened to be made a party promptly following a request therefore, subject to certain limited exceptions, and (c) the rights conferred in the Bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Certificate of Incorporation and the Bylaws and to provide additional procedural protections. These agreements, among other things, provide that the Registrant will indemnify its directors and executive officers for expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) actually and reasonably incurred by a director or executive officer in connection with any action or proceeding to which such person was, is or is threatened to be made a party, a witness or other participant by reason of such person’s services as a director or executive officer of the Registrant, any of the Registrant’s subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request, and any federal, state, local or foreign taxes imposed on the director or executive officer as a result of the actual or deemed receipt of any payments under the indemnification agreements.

In addition, the indemnification agreements provide that, upon the request of a director or executive officer, the Registrant shall advance expenses (including attorneys’ fees) to the director or officer. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has also obtained insurance policies covering its directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Documents

4.1	Savara Inc. Stock Option Plan (incorporated by reference to Exhibit 10.53 to the Registrant’s Registration Statement on Form S-4 filed on February 10, 2017).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm to Savara Inc. (formerly known as Mast Therapeutics, Inc.)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm to Aravas Inc. (formerly known as Savara Inc.)

23.3	Consent of Grant Thornton LLP, Independent Auditors to Aravas Inc. (formerly known as Savara Inc.)

23.4	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm to Savara Inc. (formerly known as Mast Therapeutics, Inc.)

23.5	Consent of Wilson Sonsini Goodrich & Rosati, P.C. is contained in Exhibit 5.1 to this Registration Statement.

24	Power of Attorney is contained on the signature page.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on May 11, 2017.

SAVARA INC.

By:	/s/ Robert Neville
Robert Neville
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert Neville and David Lowrance, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Robert Neville	Chief Executive Officer, Director (Principal Executive Officer)	May 11, 2017
(Robert Neville)

/s/ David Lowrance	Chief Financial Officer (Principal Financial Officer)	May 11, 2017
(David Lowrance)

/s/ Nevan Elam	Director	May 11, 2017
(Nevan Elam)

/s/ Richard J. Hawkins	Director	May 11, 2017
(Richard J. Hawkins)

/s/ Yuri Pikover	Director	May 11, 2017
(Yuri Pikover)

/s/ Joseph S. McCracken	Director	May 11, 2017
(Joseph S. McCracken)

/s/ Matthew Pauls	Director	May 11, 2017
(Matthew Pauls)

/s/ David A. Ramsay	Director	May 11, 2017
(David A. Ramsay)

EXHIBIT INDEX

Exhibit Number	Documents

4.1	Savara Inc. Stock Option Plan (incorporated by reference to Exhibit 10.53 to the Registrant’s Registration Statement on Form S-4 filed on February 10, 2017).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm to Savara Inc. (formerly known as Mast Therapeutics, Inc.)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm to Aravas Inc. (formerly known as Savara Inc.)

23.3	Consent of Grant Thornton LLP, Independent Auditors to Aravas Inc. (formerly known as Savara Inc.)

23.4	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm to Savara Inc. (formerly known as Mast Therapeutics, Inc.)

23.5	Consent of Wilson Sonsini Goodrich & Rosati, P.C. is contained in Exhibit 5.1 to this Registration Statement.

24	Power of Attorney is contained on the signature page.